Exhibit 99.1

January 3, 2024 08:30 AM Eastern Standard Time

Air Industries Group Subsidiary Sterling Engineering Corporation Receives $3.2M in New Contracts

Bay Shore, N.Y.--(BUSINESS WIRE)--Air Industries Group (NYSE American: AIRI), an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense, today announced that its Sterling Engineering Corporation (Sterling) subsidiary has received two contracts totaling approximately $3.2 million.

Sterling Engineering has been awarded two contracts for engine components used in the F-135 jet engine that powers the Lockheed Martin F-35 Lightning II. Significantly, delivery against these contracts will begin in early 2024 boosting near term revenues.

Mr. Lou Melluzzo, CEO of Air Industries, commented: “These awards continue what has been a very strong increase in business at Sterling Engineering. During the two months ended November 30th, Sterling’s firm 18-Month Backlog increased by nearly $5.1 million or 43% from its backlog at September 30th. Sterling recently completed its first quarter in many years with revenue above $2.0 million. The increase in backlog, together with these new contracts confirm Sterling’s ability to increase its revenue and return to profitability.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE American: AIRI) is an integrated manufacturer of precision assemblies and components for leading aerospace and defense prime contractors and original equipment manufacturers. The Company is a Tier 1 supplier to aircraft Original Equipment Manufacturers, a Tier 2 subcontractor to major Tier 1 manufacturers, and a Prime Contractor to the U.S. Department of Defense, and is highly regarded for its expertise in designing and manufacturing parts and assemblies that are vital for flight safety and performance.

Additional information about the Company can be found in its filings with the SEC.

Forward Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

Investor Relations

Michael Recca

631.328.7079

ir@airindustriesgroup.com